Exhibit 99.1

1999 Bryan Street, Suite 3500
Dallas, Texas 75201
1.214.583.8500

Press Release

FOR IMMEDIATE RELEASE	August 8, 2023

Jacobs Reports Fiscal Third Quarter 2023 Earnings
Third Quarter Revenue up 9% Year-Over-Year; 10% in Constant Currency1
People and Places Solutions Operating Profit up 13% Year-Over-Year
Operating Profit up 1% Year-Over-Year; Adjusted Operating Profit up 10%1
Reiterates 100% Cash Flow Conversion Target; Reiterates Fiscal 2023 Outlook Range
Advancing Plans for Separation of Critical Mission Solutions Business
DALLAS, TEXAS - Jacobs Solutions Inc. (NYSE: J) today announced its financial results for the fiscal third quarter ended June 30, 2023.
Q3 2023 Highlights:
▪Revenue of $4.2 billion up 9.4% y/y; adjusted net revenue1 increased 7.5% y/y and up 7.9% in constant currency1
▪Backlog1 of $28.9 billion, up 2.9% y/y; gross margin in backlog1 up 7.1% y/y
▪EPS of $1.29, down 15.1% y/y; adjusted EPS from continuing operations1 of $1.82, down 2.2% y/y. Year-ago period benefited from gain of $0.08 per share related to a cost method investment sold
▪Strong cash provided by operations of $321 million; continue to expect 100% fiscal year underlying cash conversion
Jacobs' CEO Bob Pragada commented, "We continue to successfully execute against our strategic plan while we chart our path forward as two independent companies. Backlog remains near record levels and we have continued to focus on delivering improved operational performance against our robust opportunity set, led by People and Places Solutions operating profit growth of 13% year-over-year. We remain dedicated to maximizing long-term shareholder value and continue to advance the separation of our Critical Mission Solutions business."

Jacobs' President and CFO Kevin Berryman added, "We delivered strong third quarter results with accelerating revenue growth while continuing to expand operating profit margins. Gross margin in backlog continued to improve in Q3, which provides visibility supporting our fiscal year 2023 outlook and beyond. We repurchased $125.0 million in shares in Q3 as our healthy financial position and strong cash conversion allowed us to re-invest in the business while returning capital to shareholders.

"As I hand over the CFO role to Claudia next week, as previously announced, I want to say that it has been an honor to help lead this company over the past 8.5 years. I remain confident in the company's bright future and look forward to supporting Bob in my new role as his special advisor."

Financial Outlook2
The company has reiterated its outlook for fiscal year 2023 adjusted EBITDA to a range of $1,420 million to $1,470 million and adjusted EPS of $7.25 to $7.45.

Update on Planned Separation of Critical Mission Solutions ("CMS") business
On May 9, Jacobs announced its intent to pursue a separation of the Critical Mission Solutions ("CMS") business. The company continues to make significant progress on the many activities associated with the separation. In addition, following the announcement, there has been positive interest from multiple outside parties. We are currently evaluating this interest consistent with our commitment to maximize shareholder value.

As previously communicated, the spin-off, which is subject to customary conditions, is expected to be completed in fiscal 2024. Jacobs is committed to maintaining an investment grade profile for Jacobs following the separation. The proposed capital structure, governance and other matters relating to CMS are still being determined and will be communicated at a later date.

1See "Non-GAAP Financial Measures and Operating Metrics" and the GAAP Reconciliation tables that follow for additional detail.
2Reconciliation of full year fiscal 2023 adjusted EPS outlook and adjusted EBITDA outlook to the most directly comparable GAAP measure is not available without unreasonable efforts because the Company cannot predict with sufficient certainty all the components required to provide such reconciliation, including with respect to the costs and charges and timing of costs and charges relating to expenses, restructuring and integration costs to be incurred in fiscal 2023.

Third Quarter Review

	Fiscal Q3 2023	Fiscal Q3 2022	Change
Revenue	$4.2 billion	$3.8 billion	$400 million
Adjusted Net Revenue (1)	$3.4 billion	$3.1 billion	$300 million
GAAP Net Earnings from Continuing Operations	$164 million	$196 million	($32 million)
GAAP Earnings Per Diluted Share (EPS) from Continuing Operations	$1.29	$1.52	($0.23)
Adjusted Net Earnings from Continuing Operations	$231 million	$240 million	($9 million)
Adjusted EPS from Continuing Operations	$1.82	$1.86	($0.04)
(1) Pass-through revenues for the prior periods presented include certain minor adjustments to properly reflect amounts that had not been previously included and to conform with the fiscal 2023 amounts presented.
The Company’s adjusted net earnings from continuing operations and adjusted EPS from continuing operations for the third quarter of fiscal 2023 and fiscal 2022 exclude certain adjustments that are further described in the section entitled “Non-GAAP Financial Measures” at the end of this release. For a reconciliation of Revenue to Adjusted Net Revenue, see "Segment Information", below.

The Company’s U.S. GAAP effective tax rate for continuing operations is 23.9% for the fiscal third quarter 2023, and fiscal third quarter 2023 adjusted earnings per share from continuing operations reflects an estimated full year fiscal 2023 adjusted effective tax rate of 21.0%. The Company’s U.S. GAAP effective tax rate for continuing operations is 21.9% for the fiscal third quarter 2022, and fiscal third quarter 2022 adjusted earnings per share from continuing operations reflected an estimated full year fiscal 2022 adjusted effective tax rate of 21.7%.

Jacobs is hosting a conference call at 10:00 A.M. ET on Tuesday August 8, 2023, which it is webcasting live at www.jacobs.com.
Forward-Looking Statements
Certain statements contained in this press release constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not directly relate to any historical or current fact. When used herein, words such as “expects,” “anticipates,” “believes,” “seeks,” “estimates,” “plans,” “intends,” “future,” “will,” “would,” “could,” “can,” “may,” "target," "goal" and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding our expectations as to our future growth, prospects, financial outlook and business strategy, including our expectations for our fiscal year 2023 adjusted EBITDA and adjusted EPS (including our outlook assumptions), revenue growth, free cash flow, and fiscal 2023 cash conversion to adjusted net income, our plans to separate the CMS business through a spin-off that is intended to be tax-free to stockholders for U.S. federal income tax purposes, our plans to review potential alternatives for the separation, the description of the CMS business following the separation, the timing of completion for the separation, and the perceived benefits for both Jacobs and CMS to be derived from the separation. Although such statements are based on management's current estimates and expectations, and/or currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. Such factors include uncertainties as to the final structure and timing of the separation of the CMS business, including with respect to the scope of the businesses to be separated or retained by the Company, the possibility that closing conditions for a separation transaction may not be satisfied or waived, the impact of the separation on the Company’s and CMS’s businesses and a possible decrease in the trading price of their shares, if the separation is completed, the possibility that the separation may not qualify for the expected tax treatment, the risk that any consents or approvals required in connection with the separation may not be received, the risk that the separation may be more difficult, time-consuming or costly than expected, and the possibility that we may not retain key employees while the separation is pending or after it is completed, as well as factors related to our business, such as our ability to fully execute on our three-year corporate strategy, including our ability to invest in the tools needed to implement our strategy, competition from existing and future competitors in our target markets, our ability to achieve the cost-savings and synergies contemplated by our recent acquisitions within the expected time frames or to achieve them fully and to successfully integrate acquired businesses while retaining key personnel, the impact of any pandemic, and any resulting economic downturn on our results, prospects and opportunities, measures or restrictions imposed by governments and health officials in response to the pandemic, the timing of the award of projects, and funding and potential changes to the amounts provided for, under the Infrastructure Investment and Jobs Act, any changes in U.S. or foreign tax laws, statutes, rules, regulations or ordinances that may adversely impact our future financial positions or results of operations, financial market risks that may affect the Company, including by impacting the Company's access to capital, the cost of such capital and/or the Company's funding obligations under defined benefit pension and postretirement plans, as well as general economic conditions, including inflation and the actions taken by monetary authorities in response to inflation, changes in interest rates and foreign currency exchange rates, changes in capital markets, the current banking crisis, the impact of a possible recession or economic downturn on our results, prospects and opportunities, and geopolitical events and conflicts among others. The impact of such matters includes, but is not limited to, the possibility that we will not complete the spin-off or any separation transaction or that the transaction will occur on terms or conditions that are different or less favorable than expected; the possible reduction in demand for certain of our product solutions and services and the delay or abandonment of ongoing or anticipated projects due to the financial condition of our clients and suppliers or to governmental budget constraints or changes to governmental budgetary priorities; the inability of our clients to meet their payment obligations in a timely manner or at all; potential issues and risks related to a significant portion of our employees working remotely; illness, travel restrictions and other workforce disruptions that have and could continue to negatively affect our supply chain and our ability to timely and satisfactorily complete our clients’ projects; difficulties associated with retaining and hiring additional employees; and the inability of governments in certain of the countries in which we operate to effectively mitigate the financial or other impacts of a pandemic on their economies and workforces and our operations therein. The foregoing factors and potential future developments are inherently uncertain, unpredictable and, in many cases, beyond our control. For a description of these and additional factors that may occur that could cause actual results to differ from our forward-looking statements see our Annual Report on Form 10-K for the year ended September 30, 2022, and in particular the discussions contained therein under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A - Risk Factors, in our most recently filed Quarterly Report on Form 10-Q, as well as the Company’s other filings with the Securities and Exchange Commission. The Company is not under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.
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About Jacobs
At Jacobs, we're challenging today to reinvent tomorrow by solving the world's most critical problems for thriving cities, resilient environments, mission-critical outcomes, operational advancement, scientific discovery and cutting-edge manufacturing, turning abstract ideas into realities that transform the world for good. With approximately $15 billion in annual revenue and a talent force of more than 60,000, Jacobs provides a full spectrum of professional services including consulting, technical, scientific and project delivery for the government and private sectors. Visit jacobs.com and connect with Jacobs on LinkedIn, Twitter, Facebook and Instagram.

Financial Highlights:
Results of Operations (in thousands, except per-share data):

	For the Three Months Ended		For the Nine Months Ended
Unaudited	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Revenues	$4,186,702	$3,827,093	$12,063,702	$11,041,777
Direct cost of contracts	(3,329,959)	(3,002,618)	(9,501,953)	(8,550,418)
Gross profit	856,743	824,475	2,561,749	2,491,359
Selling, general and administrative expenses	(587,002)	(558,713)	(1,764,341)	(1,882,049)
Operating Profit	269,741	265,762	797,408	609,310
Other Income (Expense):
Interest income	7,830	1,042	18,467	2,924
Interest expense	(43,787)	(26,129)	(124,477)	(67,551)
Miscellaneous (expense) income, net	(7,099)	31,440	(14,920)	51,802
Total other (expense) income, net	(43,056)	6,353	(120,930)	(12,825)
Earnings from Continuing Operations Before Taxes	226,685	272,115	676,478	596,485
Income Tax Expense from Continuing Operations	(54,166)	(59,491)	(123,329)	(121,545)
Net Earnings of the Group from Continuing Operations	172,519	212,624	553,149	474,940
Net Earnings (Loss) of the Group from Discontinued Operations	294	(343)	(489)	(576)
Net Earnings of the Group	172,813	212,281	552,660	474,364
Net Earnings Attributable to Noncontrolling Interests from Continuing Operations	(8,204)	(8,773)	(23,038)	(28,286)
Net Earnings Attributable to Redeemable Noncontrolling interests	(370)	(7,525)	(13,225)	(27,246)
Net Earnings Attributable to Jacobs from Continuing Operations	163,945	196,326	516,886	419,408
Net Earnings Attributable to Jacobs	$164,239	$195,983	$516,397	$418,832
Net Earnings Per Share:
Basic Net Earnings from Continuing Operations Per Share	$1.29	$1.53	$4.08	$3.25
Basic Net Loss from Discontinued Operations Per Share	$—	$—	$—	$—
Basic Earnings Per Share	$1.30	$1.53	$4.07	$3.25

Diluted Net Earnings from Continuing Operations Per Share	$1.29	$1.52	$4.06	$3.23
Diluted Net Loss from Discontinued Operations Per Share	$—	$—	$—	$—
Diluted Earnings Per Share	$1.29	$1.52	$4.06	$3.23

Segment Information (in thousands):

	Three Months Ended		Nine Months Ended
Unaudited	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Revenues from External Customers:
Critical Mission Solutions	$1,190,845	$1,109,034	$3,457,076	$3,220,193
People & Places Solutions	2,469,694	2,222,530	7,041,744	6,306,520
Pass Through Revenue (1)	(783,143)	(673,767)	(2,177,366)	(1,775,287)
People & Places Solutions Adjusted Net Revenue (1)	$1,686,551	$1,548,763	$4,864,378	$4,531,233
Divergent Solutions	$239,289	$217,949	$694,978	$650,120
Pass Through Revenue	(20,916)	(5,975)	(52,019)	(20,596)
Divergent Solutions Adjusted Net Revenue	$218,373	$211,974	$642,959	$629,524
PA Consulting	$286,874	$277,580	$869,904	$864,944
Total Revenue	$4,186,702	$3,827,093	$12,063,702	$11,041,777
Adjusted Net Revenue (1)	$3,382,643	$3,147,351	$9,834,317	$9,245,894

	Three Months Ended		Nine Months Ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Segment Operating Profit:
Critical Mission Solutions	$99,141	$88,328	$275,304	$274,184
People & Places Solutions	242,673	213,930	701,498	595,485
Divergent Solutions	20,794	12,093	57,623	52,256
PA Consulting	60,864	51,448	177,521	182,850
Total Segment Operating Profit	423,472	365,799	1,211,946	1,104,775
Other Corporate Expenses (2)	(118,486)	(89,887)	(319,796)	(284,479)
Restructuring, Transaction and Other Charges (3)	(35,245)	(10,150)	(94,742)	(210,986)
Total U.S. GAAP Operating Profit	269,741	265,762	797,408	609,310
Total Other (Expense) Income, net (4)	(43,056)	6,353	(120,930)	(12,825)
Earnings Before Taxes from Continuing Operations	$226,685	$272,115	$676,478	$596,485

(1)
Pass-through revenues for P&PS for the prior periods presented include certain minor adjustments to properly reflect amounts that had not been previously included and conform with the fiscal 2023 amounts presented.

(2)	Other corporate expenses included intangibles amortization of $52.0 million and $51.6 million for the three months ended June 30, 2023 and July 1, 2022, respectively, and $152.2 million and $146.9 million, for the nine months ended June 30, 2023 and July 1, 2022, respectively. Additionally, the nine month period of fiscal 2023 included approximately $15.0 million in net favorable impacts from cost reductions compared to the prior year period, which was associated mainly with net favorable impacts during first quarter from changes in employee benefit programs of $41 million offset by approximately $26 million in higher spend in company technology platforms and other personnel and corporate cost increases.
(3)	The three and nine months ended June 30, 2023 included $17.2 million in restructuring and other charges relating to the Company's investment in PA Consulting (primarily employee separation costs) and $13.4 million relating to the separation activities (mainly professional services) around the CMS separation, and the nine months ended June 30, 2023 and July 1, 2022 included $38.1 million and $74.6 million, respectively in real estate impairment charges relating to the Company's transformation initiatives. Also included in the nine months ended July 1, 2022 is $91.3 million related to the final pre-tax settlement of the Legacy CH2M Matter, net of previously recorded reserves.
(4)	The three and nine month periods ended July 1, 2022 included a $13.9 million gain related to a cost method investment sold during the period. The nine months ended July 1, 2022 included $3.5 million in income associated with final exit activities associated with our AWE ML investment and a gain of $7.1 million related to a lease termination. Additionally, the unfavorable change in Other Expense, net for the periods presented are attributable mainly to higher net interest expense year over year, primarily due to higher interest rates as well as the full 2023 period impacts of increased levels of debt outstanding due to fiscal 2022 incremental borrowings associated with the funding of the StreetLight and BlackLynx acquisitions and the payment of the Legacy CH2M Matter settlement.

Balance Sheet (in thousands):

	June 30, 2023	September 30, 2022
	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$1,092,127	$1,140,479
Receivables and contract assets	3,558,724	3,405,381
Prepaid expenses and other	172,896	176,134
Total current assets	4,823,747	4,721,994
Property, Equipment and Improvements, net	378,410	346,676
Other Noncurrent Assets:
Goodwill	7,414,558	7,184,658
Intangibles, net	1,354,677	1,394,052
Deferred income tax assets	28,626	31,480
Operating lease right-of-use assets	437,419	476,913
Miscellaneous	499,262	504,646
Total other noncurrent assets	9,734,542	9,591,749
	$14,936,699	$14,660,419
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$55,743	$50,415
Accounts payable	1,091,179	966,792
Accrued liabilities	1,238,545	1,441,762
Operating lease liability	152,945	150,171
Contract liabilities	761,574	641,705
Total current liabilities	3,299,986	3,250,845
Long-term debt	3,145,529	3,357,256
Liabilities relating to defined benefit pension and retirement plans	288,474	271,332
Deferred income tax liabilities	289,036	269,077
Long-term operating lease liability	570,321	607,447
Other deferred liabilities	126,590	167,548
Commitments and Contingencies
Redeemable Noncontrolling interests	644,347	632,522
Stockholders’ Equity:
Capital stock:
Preferred stock, $1 par value, authorized - 1,000,000 shares; issued and outstanding - none	—	—
Common stock, $1 par value, authorized - 240,000,000 shares; issued and outstanding - 125,880,738 shares and 127,393,378 shares as of June 30, 2023 and September 30, 2022, respectively	125,881	127,393
Additional paid-in capital	2,707,494	2,682,009
Retained earnings	4,460,729	4,225,784
Accumulated other comprehensive loss	(772,388)	(975,130)
Total Jacobs stockholders’ equity	6,521,716	6,060,056
Noncontrolling interests	50,700	44,336
Total Group stockholders’ equity	6,572,416	6,104,392
	$14,936,699	$14,660,419

Statement of Cash Flow (in thousands):

	For the Three Months Ended		For the Nine Months Ended
Unaudited	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Cash Flows from Operating Activities:
Net earnings attributable to the Group	$172,813	$212,281	$552,660	$474,364
Adjustments to reconcile net earnings to net cash flows (used for) provided by operations:
Depreciation and amortization:
Property, equipment and improvements	21,184	25,301	76,870	77,921
Intangible assets	51,985	51,551	152,232	146,889
Gain on investment in equity securities	—	(13,862)	—	(13,862)
Stock based compensation	20,623	16,544	55,908	41,705
Equity in earnings of operating ventures, net of return on capital distributions	(32)	942	(2,963)	14,222
(Gain) loss on disposals of assets, net	(238)	(5,183)	590	(4,762)
Impairment of long-lived assets and equity method investment	914	—	38,131	74,585
Deferred (benefit) income taxes	(15,841)	46,104	4,944	62,144
Changes in assets and liabilities, excluding the effects of businesses acquired:
Receivables and contract assets, net of contract liabilities	(41,038)	(80,726)	22,191	(114,607)
Prepaid expenses and other current assets	2,696	13,047	(7,244)	28,963
Miscellaneous other assets	26,746	52,037	70,218	119,238
Accounts payable	124,251	35,974	109,142	54,422
Accrued liabilities	(56,430)	(547,886)	(285,287)	(667,868)
Other deferred liabilities	9,476	(41,254)	(44,420)	(74,559)
Other, net	3,952	(13,957)	12,428	(21,626)
Net cash provided by (used for) operating activities	321,061	(249,087)	755,400	197,169
Cash Flows from Investing Activities:
Additions to property and equipment	(30,851)	(31,830)	(98,240)	(80,053)
Disposals of property and equipment and other assets	1,522	8,222	1,537	9,286
Capital contributions to equity investees, net of return of capital distributions	(420)	1,674	7,964	2,756
Acquisitions of businesses, net of cash acquired	—	(24,335)	(17,685)	(437,083)
Disposal of investment in equity securities	—	13,862	—	13,862
Net cash used for investing activities	(29,749)	(32,407)	(106,424)	(491,232)
Cash Flows from Financing Activities:
Net (payments of) proceeds from borrowings	(284,712)	412,038	(338,555)	799,151
Debt issuance costs	(508)	—	(11,896)	—
Proceeds from issuances of common stock	12,677	12,800	38,051	40,987
Common stock repurchases	(125,047)	(200,709)	(265,569)	(250,709)
Taxes paid on vested restricted stock	(551)	(176)	(23,760)	(28,574)
Cash dividends to shareholders	(32,884)	(29,341)	(95,672)	(86,588)
Net dividends associated with noncontrolling interests	(6,004)	(6,687)	(17,287)	(16,103)
Repurchase of redeemable noncontrolling interests	(32,072)	(10,979)	(90,425)	(46,074)
Proceeds from issuances of redeemable noncontrolling interests	34,771	49,738	34,771	49,738
Net cash (used for) provided by financing activities	(434,330)	226,684	(770,342)	461,828
Effect of Exchange Rate Changes	11,548	(67,127)	61,309	(79,919)
Net (Decrease) Increase in Cash and Cash Equivalents and Restricted Cash	(131,470)	(121,937)	(60,057)	87,846
Cash and Cash Equivalents, including Restricted Cash, at the Beginning of the Period	1,225,620	1,236,358	1,154,207	1,026,575
Cash and Cash Equivalents, including Restricted Cash, at the End of the Period	$1,094,150	$1,114,421	$1,094,150	$1,114,421

Backlog (in millions):

	June 30, 2023	July 1, 2022
Critical Mission Solutions	$8,097	$7,218
People & Places Solutions	17,498	17,527
Divergent Solutions	2,965	3,019
PA Consulting	355	326
Total	$28,915	$28,090

Non-GAAP Financial Measures and Operating Metrics:
In this press release, the Company has included certain non-GAAP financial measures as defined in Regulation G promulgated under the Securities Exchange Act of 1934, as amended. These non-GAAP measures are described below.

Adjusted Net revenue is calculated excluding pass through revenue of the Company’s People & Places Solutions and Divergent Solutions segments from the Company’s revenue from continuing operations. Pass through revenues are amounts we bill to clients on projects where we are procuring subcontract labor or third-party materials and equipment on behalf of the client. These amounts are considered pass throughs because we receive no or only a minimal mark-up associated with the billed amounts.

Adjusted operating profit, adjusted earnings from continuing operations before taxes, adjusted income taxes from continuing operations, adjusted net earnings from continuing operations and adjusted EPS from continuing operations are calculated by:

1.Excluding items collectively referred to as Restructuring, Transaction and Other Charges, which include:
a.costs and other charges associated with our Focus 2023 transformation initiatives, including activities associated with the re-scaling and repurposing of physical office space, employee separations, contractual termination fees and related expenses, referred to as "Focus 2023 Transformation, mainly real estate rescaling efforts";
b.transaction costs and other charges incurred in connection with the acquisitions of Buffalo Group, BlackLynx and StreetLight and the strategic investment in PA Consulting, including advisor fees, change in control payments, and the impact of the quarterly adjustment to the estimated performance based payout of contingent consideration to the sellers in connection with certain acquisitions; and similar transaction costs and expenses (collectively referred to as "Transaction Costs");
c.recoveries, costs and other charges associated with restructuring activities implemented in connection with our announced plan to separate the CMS business, including advisor fees and related costs, the acquisitions of CH2M, John Wood Group nuclear business, Buffalo Group, BlackLynx, and StreetLight, the strategic investment in PA Consulting, the sale of the ECR business and other related cost reduction initiatives, which included involuntary terminations, costs associated with co-locating offices of acquired companies, separating physical locations of continuing operations, professional services and personnel costs, amounts relating to certain commitments and contingencies relating to discontinued operations of the CH2M business, including the final settlement charges relating to the Legacy CH2M Matter, net of previously recorded reserves and charges associated with the impairment and final closing activities of our AWE ML joint venture (collectively referred to as “Restructuring, integration, separation and other charges").

2.Excluding items collectively referred to as Other adjustments, which include:
a.adding back amortization of intangible assets;
b.impact of certain subsidiary level contingent equity-based agreements in connection with the transaction structure of our PA Consulting investment;
c.certain non-routine income tax adjustments for the purposes of calculating the Company's annual non-GAAP effective tax rate to facilitate a more meaningful evaluation of the Company’s current operating performance and comparisons to the Company's operating performance in other periods.

Adjustments to derive adjusted net earnings from continuing operations and adjusted EPS from continuing operations are calculated on an after-tax basis.

Adjusted EBITDA is calculated by adding income tax expense, depreciation expense and adjusted interest expense, and deducting interest income from adjusted net earnings from continuing operations.

Certain percentage changes are quantified on a constant currency basis, which provides information assuming that foreign currency exchange rates have not changed between the prior and current periods. For purposes of constant currency calculations, we use the prior period average exchange rates as applied to the current period adjusted amounts.

We believe that the measures listed above are useful to management, investors and other users of our financial information in evaluating the Company’s operating results and understanding the Company’s operating trends by excluding or adding back the effects of the items described above and below, the inclusion or exclusion of which can obscure underlying trends. Additionally, management uses such measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods, and believes these measures are useful for investors because they facilitate a comparison of our financial results from period to period.

This press release also contains certain operating metrics which management believes are useful in evaluating the Company's performance. Backlog represents revenue or gross margin, as applicable, we expect to realize for work to be completed by our consolidated subsidiaries and our proportionate share of work to be performed by unconsolidated joint ventures. For more information on how we determine our backlog, see our Backlog Information in our most recent quarterly or annual report filed with the Securities and Exchange Commission. We regularly monitor these operating metrics to evaluate our business, identify trends affecting our business, and make strategic decisions.

The Company provides non-GAAP measures to supplement U.S. GAAP measures, as they provide additional insight into the Company’s financial results. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation and are not in accordance with, or a substitute for, U.S. GAAP measures. In addition, other companies may define non-GAAP measures differently, which limits the ability of investors to compare non-GAAP measures of the Company to those used by our peer companies.

The following tables reconcile the components and values of U.S. GAAP earnings from continuing operations before taxes, income taxes from continuing operations, net earnings attributable to Jacobs from continuing operations and Diluted Net Earnings from Continuing Operations Per Share (which we refer to as EPS from continuing operations) to the corresponding "adjusted" amount and revenue to adjusted net revenue. For the comparable periods presented below, such adjustments consist of amounts incurred in connection with the items described above. Amounts are shown in thousands, except for per-share data (note: earnings per share amounts may not add across due to rounding).

Reconciliation of Operating Profit to Adjusted Operating Profit (in thousands)

	Three Months Ended		Nine Months Ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Operating Profit	269,741	265,762	797,408	609,310
Restructuring, Transaction and Other Charges (1)
Focus 2023 Transformation, mainly real estate rescaling efforts	1,400	2,237	40,228	84,048
Transaction costs	4,062	5,443	15,613	18,204
Restructuring, integration, separation and other charges	29,783	2,470	38,900	108,734
Other Adjustments (2)
Amortization of intangibles	51,985	51,551	152,232	146,889
Other	4,016	—	5,142	—
Adjusted Operating Profit	$360,987	$327,463	$1,049,523	$967,185
(1) Includes estimated operating profit impacts from restructuring charges relating to the Company's investment in PA Consulting and relating to the separation activities around the CMS spin-off for the three- and nine- months ended June 30, 2023, along with real estate impairments associated with the Company's Focus 2023 transformation program for the three- and nine- months ended June 30, 2023 and July 1, 2022 and for the nine months ended July 1, 2022 related to the final pre-tax settlement of the Legacy CH2M Matter, net of previously recorded reserves, as well as operating profit impacts from charges associated with various transaction costs incurred with our acquisition and restructuring related activity associated with Company restructuring and integration programs.
(2) Includes estimated operating profit impacts from amortization of intangible assets for the three- and nine- months ended June 30, 2023 and July 1, 2022 and estimated operating profit impacts on certain subsidiary level contingent equity-based agreements in connection with the transaction structure of our PA Consulting investment for the three- and nine-months ended June 30, 2023.

Reconciliation of Earnings from Continuing Operations Before Taxes to Adjusted Earnings from Continuing Operations Before Taxes (in thousands)

	Three Months Ended		Nine Months Ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Earnings from Continuing Operations Before Taxes	$226,685	$272,115	$676,478	$596,485
Restructuring, Transaction and Other Charges (1):
Focus 2023 Transformation, mainly real estate rescaling efforts	1,129	2,202	39,296	76,934
Transaction costs	4,062	5,442	15,613	18,204
Restructuring, integration, separation and other charges	29,783	2,375	38,900	105,166
Other Adjustments (2):
Amortization of intangibles	51,985	51,551	152,232	146,889
Other	4,016	—	5,142	5
Adjusted Earnings from Continuing Operations Before Taxes	$317,660	$333,685	$927,661	$943,683
(1) Includes pre-tax non-cash charges relating to the Company's investment in PA Consulting and relating to the separation activities around the CMS spin-off for the three- and nine- months ended June 30, 2023, along with real estate impairments charges associated with the Company's Focus 2023 transformation program of $0.9 million and $— million for the three-months ended June 30, 2023 and July 1, 2022, respectively, and $38.1 million and $74.6 million for the nine-months ended June 30, 2023 and July 1, 2022, respectively. The nine months ended July 1, 2022 includes $91.3 million related to the final pre-tax settlement of the Legacy CH2M Matter, net of previously recorded reserves. Also includes charges associated with various transaction costs incurred with our acquisition and restructuring related activity associated with Company restructuring and integration programs.
(2) Includes pre-tax charges for the removal of amortization of intangible assets for the three- and nine- months ended June 30, 2023 and July 1, 2022, respectively, and the impact of certain subsidiary level contingent equity-based agreements in connection with the transaction structure of our PA Consulting investment of $4.0 million and $5.1 million for the three- and nine- months ended June 30, 2023.

Reconciliation of Income Tax Expense from Continuing Operations to Adjusted Income Tax Expense from Continuing Operations (in thousands)

	Three Months Ended		Nine Months Ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Income Tax Expense from Continuing Operations	$(54,166)	$(59,491)	$(123,329)	$(121,545)
Tax Effects of Restructuring, Transaction and Other Charges (1)
Focus 2023 Transformation, mainly real estate rescaling efforts	(286)	(549)	(9,870)	(16,089)
Transaction costs	(173)	(1,338)	(2,910)	(4,476)
Restructuring, integration, separation and other charges	(5,599)	(553)	(7,795)	(18,976)
Tax Effects of Other Adjustments (2)
Amortization of intangibles	(12,393)	(11,656)	(36,304)	(32,891)
Other income tax adjustments	6,669	1,177	(13,594)	(10,801)
Other	(761)	—	(1,009)	(1)
Adjusted Income Tax Expense from Continuing Operations	$(66,709)	$(72,410)	$(194,811)	$(204,779)
(1) Includes estimated income tax impacts on restructuring activities around the Company's investment in PA Consulting and relating to the separation activities around the CMS spin-off for the three- and nine- months ended June 30, 2023, along with real estate impairments associated with the Company's Focus 2023 transformation program for the three- and nine- months ended June 30, 2023 and July 1, 2022 and related to the final pre-tax settlement of the Legacy CH2M Matter, net of previously recorded reserves for the nine months ended July 1,

2022, as well as tax impacts on charges associated with various transaction costs incurred with our acquisition and restructuring related activity associated with Company restructuring and integration programs.
(2) Includes estimated income tax impacts on amortization of intangible assets for the three- and nine- months ended June 30, 2023 and July 1, 2022, certain income tax adjustments for the purposes of presenting the Company’s expected annual non-GAAP effective tax rate to facilitate a more meaningful evaluation of the Company’s current operating performance and comparisons to the Company’s operating performance in other periods and estimated tax impacts on certain subsidiary level contingent equity-based agreements in connection with the transaction structure of our PA Consulting investment for the three- and nine-months ended June 30, 2023.

Reconciliation of Net Earnings Attributable to Jacobs from Continuing Operations to Adjusted Net Earnings Attributable to Jacobs from Continuing Operations (in thousands)

	Three Months Ended		Nine Months Ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Net Earnings Attributable to Jacobs from Continuing Operations	$163,945	$196,326	$516,886	$419,408
After-tax effects of Restructuring, Transaction and Other Charges (1):
Focus 2023 Transformation, mainly real estate rescaling efforts	843	1,655	29,426	60,844
Transaction costs	3,155	4,105	10,947	13,728
Restructuring, integration, separation and other charges	19,571	1,657	26,492	85,767
After-tax effects of Other Adjustments (2):
Amortization of intangibles	34,623	34,452	101,055	96,965
Other income tax adjustments	6,955	1,627	(13,242)	(10,612)
Other	2,231	—	2,772	4
Adjusted Net Earnings Attributable to Jacobs from Continuing Operations	$231,323	$239,822	$674,336	$666,104

(1) Includes estimated after-tax and related noncontrolling interest impacts from restructuring activities around the Company's investment in PA Consulting and relating to the separation activities around the CMS spin-off for the three- and nine- months ended June 30, 2023, along with non-cash real estate impairment charges associated the Company's Focus 2023 program for the three- and nine-months ended June 30, 2023 and July 1, 2022, and for the nine-months ended July 1, 2022, the final pre-tax settlement of the Legacy CH2M Matter, net of previously recorded reserves. Also includes charges associated with various transaction costs incurred with our acquisition and restructuring related activity associated with Company restructuring and integration programs.
(2) Includes estimated after-tax and noncontrolling interest impacts from amortization of intangible assets for the three- and nine-months ended June 30, 2023 and July 1, 2022, certain income tax adjustments for the purposes of presenting the Company’s expected annual non-GAAP effective tax rate to facilitate a more meaningful evaluation of the Company’s current operating performance and comparisons to the Company’s operating performance in other periods and estimated tax impacts on certain subsidiary level contingent equity-based agreements in connection with the transaction structure of our PA Consulting investment for the three- and nine-months ended June 30, 2023.

Reconciliation of Diluted Net Earnings from Continuing Operations Per Share to Adjusted Diluted Net Earnings from Continuing Operations Per Share (in thousands)

	Three Months Ended		Nine Months Ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Diluted Net Earnings from Continuing Operations Per Share	$1.29	$1.52	$4.06	$3.23
After-tax effects of Restructuring, Transaction and Other Charges (1):
Focus 2023 Transformation, mainly real estate rescaling efforts	0.01	0.01	0.23	0.48
Transaction costs	0.02	0.03	0.09	0.11
Restructuring, integration, separation and other charges	0.15	0.02	0.21	0.65
After-tax effects of Other Adjustments (2):
Amortization of intangibles	0.27	0.27	0.79	0.75
Other income tax adjustments	0.05	0.01	(0.10)	(0.08)
Other	0.02	—	0.02	—
Adjusted Diluted Net Earnings from Continuing Operations Per Share	$1.82	$1.86	$5.30	$5.13
(1) Includes estimated per-share impacts from the restructuring activities around the Company's investment in PA Consulting and relating to the separation activities around the CMS spin-off for the three- and nine- months ended June 30, 2023, along with real estate impairments associated with the Company's Focus 2023 transformation program for the three- and nine-months ended June 30, 2023 and July 1, 2022, and for the nine-months ended July 1, 2022, the final pre-tax settlement of the Legacy CH2M Matter, net of previously recorded reserves. Also includes related impacts associated with various transaction costs incurred with our acquisition and restructuring related activity costs associated with Company restructuring and integration programs.
(2) Includes estimated per-share impacts from amortization of intangible assets for the three- and nine-months ended June 30, 2023 and July 1, 2022, certain income tax adjustments for the purposes of presenting the Company’s expected annual non-GAAP effective tax rate to facilitate a more meaningful evaluation of the Company’s current operating performance and comparisons to the Company’s operating performance in other periods and certain subsidiary level contingent equity-based agreements in connection with the transaction structure of our PA Consulting investment for the three- and nine-months ended June 30, 2023.
Reconciliation from Revenue to constant currency Revenue

	Three Months Ended
(in millions)	June 30, 2023	July 1, 2022	% Change

Revenue	$4,187	$3,827	9.4%
Exchange rate effect	$12
Constant currency Revenue	$4,199		9.7%
Reconciliation from Adjusted Net Revenue to constant currency Adjusted Net Revenue

	Three Months Ended
(in millions)	June 30, 2023	July 1, 2022	% Change

Adjusted Net Revenue	$3,383	$3,147	7.5%
Exchange rate effect	$13
Constant currency Adjusted Net Revenue	$3,396		7.9%

Earnings Per Share:

	Three Months Ended		Nine Months Ended
Unaudited	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Numerator for Basic and Diluted EPS:
Net earnings attributable to Jacobs from continuing operations	$163,945	$196,326	$516,886	$419,408
Net earnings from continuing operations allocated to common stock for EPS calculation	$163,945	$196,326	$516,886	$419,408

Net earnings (loss) from discontinued operations allocated to common stock for EPS calculation	$294	$(343)	$(489)	$(576)

Net earnings allocated to common stock for EPS calculation	$164,239	$195,983	$516,397	$418,832

Denominator for Basic and Diluted EPS:

Shares used for calculating basic EPS attributable to common stock	126,646	128,225	126,785	128,966

Effect of dilutive securities:
Stock compensation plans	492	708	546	767
Shares used for calculating diluted EPS attributable to common stock	127,138	128,933	127,331	129,733

Net Earnings Per Share:
Basic Net Earnings from Continuing Operations Per Share	$1.29	$1.53	$4.08	$3.25
Basic Net Loss from Discontinued Operations Per Share	$—	$—	$—	$—
Basic Earnings Per Share	$1.30	$1.53	$4.07	$3.25
Diluted Net Earnings from Continuing Operations Per Share	$1.29	$1.52	$4.06	$3.23
Diluted Net Loss from Discontinued Operations Per Share	$—	$—	$—	$—
Diluted Earnings Per Share	$1.29	$1.52	$4.06	$3.23
Note: Per share amounts may not add due to rounding.
.

For additional information contact:

Investors:
Jonathan Evans
investor.relations@jacobs.com

Media:
Louise White
louise.white@jacobs.com

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